Exhibit 99.1

Conference Call and Webcast

Today, August 5, 2021 at 11:00 a.m. ET

334-323-0501, conference ID 7839039 or www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley	Joseph Jaffoni, Jennifer Neuman
Chief Executive Officer	JCIR
Beasley Broadcast Group, Inc.	212-835-8500 or bbgi@jcir.com
239-263-5000 or ir@bbgi.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER NET REVENUE OF $59.6 MILLION

NAPLES, Florida, August 5, 2021 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a multi-platform media company, today announced operating results for the three- and six-month periods ended June 30, 2021.

Summary of Second Quarter and Year-to-Date Results

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2021	2020	2021	2020
Net revenue	$59.6	$30.4	$107.8	$88.0
Operating income (loss) [1]	5.8	(17.6)	3.3	(24.8)
Net income (loss) attributable to BBGI stockholders [1]	0.2	(17.7)	(10.4)	(26.6)
Net income (loss) per diluted share [1]	$0.01	($0.63)	($0.35)	($0.95)
Station operating income (SOI - non-GAAP)	11.1	(11.0)	16.3	(4.2)

[1]

Operating income (loss), net income (loss) attributable to BBGI stockholders and net income (loss) per diluted share reflect $1.5 million in other operating income, net in the three months ended June 30, 2021 and a $2.8 million loss on the modification of long-term debt in the three months ended June 30, 2020. Net income (loss) attributable to BBGI stockholders and net income (loss) per diluted share reflect a $5.0 million loss on extinguishment of long-term debt in the six months ended June 30, 2021. Operating income (loss), net income (loss) attributable to BBGI stockholders and net income (loss) per diluted share reflect $6.8 million of non-cash impairment losses and a $2.8 million loss on the modification of long-term debt in the six months ended June 30, 2020.

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Beasley Broadcast Group, 8/5/21	page 2

Net revenue during the three months ended June 30, 2021 increased 96.1% to $59.6 million and primarily reflects a year-over-year increase in audio advertising revenue and digital revenue due to the continued recovery of the commercial advertising market from the effects of the COVID-19 pandemic, partially offset by a decrease in other revenue.

Beasley reported operating income of $5.8 million in the second quarter of 2021 compared to an operating loss of $17.6 million in the second quarter of 2020, largely reflecting the year-over-year increase in net revenue and Station Operating Income (SOI, a non-GAAP financial measure), in addition to lower depreciation and amortization expense and $1.5 million of other operating income, net from life insurance proceeds related to the death of George Beasley, the Company’s former Chairman, partially offset by higher operating and corporate expenses.

Beasley reported net income attributable to BBGI stockholders of $0.2 million, or $0.01 per diluted share, in the three months ended June 30, 2021, compared to a net loss attributable to BBGI stockholders of $17.7 million, or $0.63 per diluted share, in the three months ended June 30, 2020. The year-over-year increase was primarily due to higher revenue and SOI, as well as the other operating income described above, partially offset by higher interest expense resulting from the issuance of senior secured notes in February 2021.

SOI increased by $21.1 million to $11.1 million in the second quarter of 2021 compared to negative SOI of $11.0 million in the second quarter of 2020. The increase is primarily attributable to increased net revenue and lower operating expenses as a percentage of net revenue compared to the prior year period and reflects the benefit of permanent expense reductions implemented in response to the COVID-19 pandemic.

Please refer to the “Calculation of SOI” and “Reconciliation of Net Income (Loss) Attributable to BBGI Stockholders to SOI” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “Beasley’s strong 2021 second quarter financial results reflect growing momentum across our media platform, as the continuing broad-based economic recovery accelerated demand from consumers and advertisers for our premium content and marketing and advertising services. With the significant rebound in the commercial advertising market, second quarter net revenue of $59.6 million increased 24% over first quarter 2021 levels and 96% over the comparable prior year period. Top line growth combined with the meaningful actions we have taken over the past year to permanently reduce costs and improve operating efficiencies, resulted in a significant rebound in net income to $0.2 million and SOI to $11.1 million, as well as positive free cash flow of approximately $1.0 million.

“Throughout the second quarter, the resumption of advertising in key categories combined with the success of our content monetization strategies resulted in year-over-year revenue growth across all fifteen of our markets, with healthy double-digit revenue increases in Boston, Detroit, Philadelphia and Wilmington. Notably, our continued emphasis on strong local content and consumer engagement drove best-in-industry ratings performance for our station clusters, according to Nielsen. Our cumulative on-air audience share approached pre-pandemic levels in the second quarter, having grown consistently since the height of the COVID-19 pandemic in 2020. While second quarter non-traditional revenue (NTR) and events revenue was minimal, we made the strategic decision to fully re-open our events business in the third quarter, given the continued strengthening of commerce and consumer activities in our markets, and expect incremental revenue from this source in the second half of 2021. As we work to return all of our revenue sources to pre-pandemic levels of operation, we are closely tracking potential impacts from the Delta variant and the uncertainty it may bring to businesses we serve and our future operating results.

Beasley Broadcast Group, 8/5/21	page 3

“Our ongoing focus on digital innovation and the strategic investments we are making in our digital and esports infrastructure and content production capabilities are delivering positive results and continue to highlight the value of our long-term revenue and cash flow diversification strategies. Growing consumer and advertiser demand for Beasley’s digital audio content drove a 96% year-over-year increase in digital revenue, with digital accounting for approximately 13.4% of total second quarter revenue, compared to 13.4% in the prior year period and 12% in the 2021 first quarter. With growing audience share and engagement, Beasley’s digital network delivered record digital audience impressions in the second quarter, with total digital impressions growing 29% over the prior year period.

“The meaningful actions we have taken over the last year to implement permanent expense reductions, increase operating efficiencies and improve our balance sheet and overall capital structure have enabled Beasley to emerge from the pandemic a much stronger company with the financial flexibility to support our future growth. Earlier this year we completed a $300.0 million offering of 8.625% senior secured notes due 2026. The net proceeds of the offering were used to repay in full existing indebtedness under the Company’s senior secured credit facilities and other debt, with the remaining proceeds added to our balance sheet for general corporate purposes. As a result, including the $10.0 million loan we received pursuant to the Paycheck Protection Program in early March, we ended the quarter with a significantly improved liquidity profile with over $57 million on our balance sheet.

“This year, Beasley will celebrate its 60th anniversary. We will mark this important milestone during a time of significant mourning following the passing in early June of George Beasley, my father and our founder and Chairman. Inspired by a commitment to provide a voice for the voiceless in his local community, George built his very first station in Benson, North Carolina in December of 1961. Over the next 60 years, his hard work and vision paved the way for what our Company has become today – one of America’s premiere publicly traded media companies, consisting of 62 radio stations located in 15 large and medium-sized markets with digital offerings and an esports division. We intend to build upon George’s vision by continuing to grow our media platform, while maintaining Beasley’s organization-wide commitment to ‘local’ and our culture of innovation, entrepreneurship, integrity and respect.

“In summary, the experience of our team and strong competitive positions and ratings in our markets, combined with the steps we have taken to strengthen our financial position and improve operating efficiencies across the business were key factors in Beasley’s ability to generate cash flow from operations and return to profitability in the second quarter of 2021. Our operating momentum has continued into the third quarter, and we expect to generate year-over-year revenue growth from all of our non-political revenue sources for the remainder of the year. Looking ahead, our strategic priorities remain focused on serving our communities, while diversifying our revenue, growing our cash flow and maintaining a solid and flexible balance sheet with liquidity at current or higher levels, which we believe will best position Beasley for near- and long-term success and the enhancement of stockholder value.”

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Beasley Broadcast Group, 8/5/21	page 4

Conference Call and Webcast Information

The Company will host a conference call and webcast today, August 5, 2021 at 11:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 334-323-0501, conference ID 7839039 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 9:00 a.m. ET on Thursday, August 5, 2021. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

Celebrating its 60th anniversary this year, the Company owns and operates 62 stations (47 FM and 15 AM) in 15 large- and mid-size markets in the United States. Approximately 20 million consumers listen to the Company’s radio stations weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text messaging, digital and web applications and email. The Overwatch League’s Houston Outlaws esports team is a wholly-owned subsidiary, and the Company also owns BeasleyXP, a national esports content hub. For more information, please visit www.bbgi.com.

For further information, or to receive future Beasley Broadcast Group news announcements via e-mail, please contact Beasley Broadcast Group, at 239-263-5000 or email@bbgi.com, or Joseph Jaffoni, JCIR, at 212-835-8500 or bbgi@jcir.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Free Cash Flow (FCF) consists of SOI less corporate expenses, interest expense, current income tax expense and capital expenditures plus stock-based compensation expense, net proceeds from dispositions, net insurance proceeds, amortization of debt issuance costs and interest income.

SOI and FCF are measures widely used in the radio broadcast industry. The Company recognizes that because SOI and FCF are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI and FCF provide meaningful information to investors because they are important measures of how effectively we operate our business (i.e., operate radio stations) and assist investors in comparing our operating performance with that of other radio companies.

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Beasley Broadcast Group, 8/5/21	page 5

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “believes,” “expects,” “seek,” “we remain optimistic that” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•

the effects of the COVID-19 pandemic, including its potential effects on the economic environment and our results of operations, liquidity and financial condition, and the increased risk of impairments of our Federal Communications Commission (“FCC”) licenses and/or goodwill, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic;

•	external economic forces that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our radio stations to compete effectively in their respective markets for advertising revenues;

•	our ability to develop compelling and differentiated digital content, products and services;

•	audience acceptance of our content, particularly our radio programs;

•	our ability to respond to changes in technology, standards and services that affect the radio industry;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	actions by the FCC or new legislation affecting the radio industry;

•	our dependence on selected market clusters of radio stations for a material portion of our net revenue;

•	credit risk on our accounts receivable;

•	the risk that our FCC licenses and/or goodwill could become impaired;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	the potential effects of hurricanes on our corporate offices and radio stations;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming;

•	disruptions or security breaches of our information technology infrastructure;

•	the loss of key personnel;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;

•	the fact that we are controlled by the Beasley family, which creates difficulties for any attempt to gain control of the Company; and

•	other economic, business, competitive, and regulatory factors affecting the businesses of the Company, including those set forth in the Company’s filings with the SEC.

Our actual performance and results could differ materially because of these factors and other factors discussed in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of August 5, 2021, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 8/5/21	page 6

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2021		2020	2021	2020
Net revenue		$59,574,705	$30,383,132	$107,786,745	$88,033,558

Operating expenses:
Operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)		48,494,420	41,378,315	91,462,291	92,278,792
Corporate expenses (including stock-based compensation)		3,957,854	3,724,764	7,863,143	8,237,856
Depreciation and amortization		2,850,923	2,886,071	5,802,824	5,462,546
Impairment losses		—	—	—	6,804,412
Gain on dispositions		—	—	(191,988)	—
Other operating income, net		(1,500,000)	—	(400,000)	—

Total operating expenses		53,803,197	47,989,150	104,536,270	112,783,606
Operating income (loss)		5,771,508	(17,606,018)	3,250,475	(24,750,048)
Non-operating income (expense):
Interest expense		(6,865,369)	(3,851,660)	(12,643,440)	(8,036,471)
Loss on extinguishment of long-term debt		—	(2,798,789)	(4,996,731)	(2,798,789)
Other income, net		8,080	71,691	46,493	98,116

Loss before income taxes		(1,085,781)	(24,184,776)	(14,343,203)	(35,487,192)
Income tax benefit		(1,299,394)	(6,041,946)	(3,902,280)	(8,459,726)

Income (loss) before equity in earnings of unconsolidated affiliates		213,613	(18,142,830)	(10,440,923)	(27,027,466)
Equity in earnings of unconsolidated affiliates, net of tax		(25,919)	(24,967)	(56,024)	(86,494)

Net income (loss)		187,694	(18,167,797)	(10,496,947)	(27,113,960)
Earnings attributable to noncontrolling interest		—	432,836	129,249	542,438

Net income (loss) attributable to BBGI stockholders	$	$ 187,694	$(17,734,961)	$(10,367,698)	$(26,571,522)

Basic and diluted net income (loss) per share		$0.01	$(0.63)	$(0.35)	$(0.95)

Basic common shares outstanding		29,235,009	27,977,113	29,268,717	27,962,345

Diluted common shares outstanding		29,324,614	27,977,113	29,268,717	27,962,345

Selected Balance Sheet Data - Unaudited

(in thousands)

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$57,141	$20,759
Working capital	64,915	37,065
Total assets	771,864	738,614
Long-term debt, net of unamortized debt issuance costs	303,029	258,345
Stockholders’ equity	$253,307	$267,727

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Beasley Broadcast Group, 8/5/21	page 7

Selected Statement of Cash Flows Data – Unaudited

	Six months ended
	June 30,
	2021	2020
Net cash provided by operating activities	$4,849,026	$7,089,416
Net cash used in investing activities	(2,191,287)	(6,955,130)
Net cash provided by financing activities	33,723,920	4,059,004

Net increase in cash and cash equivalents	$36,381,659	$4,193,290

Calculation of SOI

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenue	$59,574,705	$30,383,132	$107,786,745	$88,033,558
Operating expenses	(48,494,420)	(41,378,315)	(91,462,291)	(92,278,792)

SOI	$11,080,285	$(10,995,183)	$16,324,454	$(4,245,234)

Reconciliation of Net Income (Loss) Attributable to BBGI Stockholders to SOI

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss) attributable to BBGI stockholders	$187,694	$(17,734,961)	$(10,367,698)	$(26,571,522)
Corporate expenses	3,957,854	3,724,764	7,863,143	8,237,856
Depreciation and amortization	2,850,923	2,886,071	5,802,824	5,462,546
Impairment losses	—	—	—	6,804,412
Gain on dispositions	—	—	(191,988)	—
Other operating income, net	(1,500,000)	—	(400,000)	—
Interest expense	6,865,369	3,851,660	12,643,440	8,036,471
Loss on extinguishment of long-term debt	—	2,798,789	4,996,731	2,798,789
Other income, net	(8,080)	(71,691)	(46,493)	(98,116)
Income tax benefit	(1,299,394)	(6,041,946)	(3,902,280)	(8,459,726)
Equity in earnings of unconsolidated affiliates, net of tax	25,919	24,967	56,024	86,494
Earnings attributable to noncontrolling interest	—	(432,836)	(129,249)	(542,438)

SOI	$11,080,285	$(10,995,183)	$16,324,454	$(4,245,234)

Reconciliation of Net Revenue to FCF

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenue	$59,574,705	$30,383,132	$107,786,745	$88,033,558
Operating expenses	(48,494,420)	(41,378,315)	(91,462,291)	(92,278,792)
Corporate expenses	(3,957,854)	(3,724,764)	(7,863,143)	(8,237,856)
Net proceeds from dispositions	—	—	362,500	—
Insurance proceeds, net	1,500,000	—	1,500,000	—
Stock-based compensation expense	402,199	199,264	923,000	465,703
Interest expense	(6,865,369)	(3,851,660)	(12,643,440)	(8,036,471)
Amortization of debt issuance costs	380,211	483,983	791,574	967,966
Interest income	6,227	9,357	8,816	25,304
Current income tax expense	—	—	—	—
Capital expenditures	(1,524,519)	(2,511,700)	(2,553,787)	(5,955,130)

FCF	$1,021,180	$(20,390,703)	$(3,150,026)	$(25,015,718)